Jurika, Mills & Keifer LLC
Investment Adviser
Code of Ethics

© Copyright 2006, National Regulatory Services. All rights reserved.

Jurika, Mills & Keifer LLC
Code of Ethics
to Current

Table of Contents

1 - Statement of General Policy	3
2 - Definitions	4
3 - Standards of Business Conduct	5
4 - Prohibition Against Insider Trading	6
5 - Personal Securities Transactions	8
6 - Protecting the Confidentiality of Client Information	9
7 - Service as a Director	11
8 - Compliance Procedures	12
9 - Certification	14
10 - Records	15
11 - Reporting Violations and Sanctions	16

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Jurika, Mills & Keifer LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Jurika, Mills & Keifer LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Jurika, Mills & Keifer LLC and its employees owe a fiduciary duty to Jurika, Mills & Keifer LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Jurika, Mills & Keifer LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Jurika, Mills & Keifer LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Jurika, Mills & Keifer LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.
Jurika, Mills & Keifer LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Jurika, Mills & Keifer LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Jurika, Mills & Keifer LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Jurika, Mills & Keifer LLC. Jurika, Mills & Keifer LLC's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Karl Mills, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Jurika, Mills & Keifer LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Jurika, Mills & Keifer LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Karl Mills. Karl Mills may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Karl Mills will periodically report to senior management/board of directors of Jurika, Mills & Keifer LLC to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

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“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

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“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i)Direct obligations of the United States Government; (ii) Any account in which the adviser or employee has no direct or indirect influence or control.

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“Supervised person” means directors, officers and partners of Jurika, Mills & Keifer LLC (or other persons occupying a similar status or performing similar functions); employees of Jurika, Mills & Keifer LLC; and any other person who provides advice on behalf of Jurika, Mills & Keifer LLC and is subject to Jurika, Mills & Keifer LLC's supervision and control.

Standards of Business Conduct

Jurika, Mills & Keifer LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and it's employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Jurika, Mills & Keifer LLC's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Jurika, Mills & Keifer LLC or its agents or employees to (i) employ any device, scheme or artifice to defraud any client or prospective client, (ii) make any untrue statement of a material fact to a client or prospective client or omit to state a material fact necessary in order to make the statements made to a client or prospective client, in light of the circumstances under which they are made, not misleading, or (iii) to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Jurika, Mills & Keifer LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Jurika, Mills & Keifer LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Jurika, Mills & Keifer LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Karl Mills immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Jurika, Mills & Keifer LLC), while in the possession of material, nonpublic information, nor may any personnel of Jurika, Mills & Keifer LLC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Karl Mills.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Jurika, Mills & Keifer LLC's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Jurika, Mills & Keifer LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Karl Mills.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to Karl Mills.
•	After Karl Mills has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with Karl Mills before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Jurika, Mills & Keifer LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Jurika, Mills & Keifer LLC must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Karl Mills immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Jurika, Mills & Keifer LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Jurika, Mills & Keifer LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Karl Mills may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Karl Mills shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Karl Mills may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to Karl Mills and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Jurika, Mills & Keifer LLC has adopted the following principles governing personal investment activities by Jurika, Mills & Keifer LLC's supervised persons:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Karl Mills who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Karl Mills who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security on a day during which any client has a pending 'buy' or 'sell' order in that same security until that order is executed or withdrawn.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Jurika, Mills & Keifer LLC, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Jurika, Mills & Keifer LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as "Confidential Client Information"). All Confidential Client Information, whether relating to Jurika, Mills & Keifer LLC's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Jurika, Mills & Keifer LLC's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Jurika, Mills & Keifer LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Jurika, Mills & Keifer LLC will require that any financial intermediary, agent or other service provider utilized by Jurika, Mills & Keifer LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Jurika, Mills & Keifer LLC only for the performance of the specific service requested by Jurika, Mills & Keifer LLC;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Jurika, Mills & Keifer LLC, or as otherwise required by any applicable law. In the event Jurika, Mills & Keifer LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Jurika, Mills & Keifer LLC shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Jurika, Mills & Keifer LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Jurika, Mills & Keifer LLC's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Jurika, Mills & Keifer LLC, must return all such documents to Jurika, Mills & Keifer LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Jurika, Mills & Keifer LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Jurika, Mills & Keifer LLC's services to clients;
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Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Jurika, Mills & Keifer LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients. "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Jurika, Mills & Keifer LLC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Karl Mills is responsible for reviewing, maintaining and enforcing Jurika, Mills & Keifer LLC's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of Karl Mills.

Service as a Director

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by Karl Mills or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Jurika, Mills & Keifer LLC's clients. Where board service is approved Jurika, Mills & Keifer LLC shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Pre-clearance

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Jurika, Mills & Keifer LLC firm; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by Karl Mills. The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to Karl Mills which must contain the information described below. It is the policy of Jurika, Mills & Keifer LLC that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Karl Mills.

1. Initial and Annual Holdings Report

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Every supervised person must, no later than ten (10) days after becoming a supervised person (and the information must be current as of no more than 45 days prior to the reporting date), and no later than thirty (30) days after the end of each calendar year, each supervised person must report the following information

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The title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security and/or reportable fund in which the supervised person had any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
•	The date the report is submitted by the supervised person.

Initial Holdings Reports forms will be provided by Karl Mills for reporting purposes.

2. Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the supervised person.

Every supervised person must also, no later than thirty (30) days after the end of each calendar quarter, affirm that they have reported all non-exempt transaction during the period by signing the Trade Report Affirmation Form provided for that purpose by Karl Mills.

3. Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan;
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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Jurika, Mills & Keifer LLC holds in its records so long as the firm receives the confirmations or statements no later than 10 days after the end of the applicable calendar quarter;

•	Any transaction or holding report if Jurika, Mills & Keifer LLC has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported;

4. Monitoring and Review of Personal Securities Transactions

Karl Mills or a designee will monitor and review all reports required under the Code for compliance with Jurika, Mills & Keifer LLC's policies regarding personal securities transactions and applicable SEC rules and regulations. Karl Mills may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Jurika, Mills & Keifer LLC. Any transactions for any accounts of Karl Mills will be reviewed and approved by the President or other designated supervisory person. Karl Mills shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to Karl Mills that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Karl Mills in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to Karl Mills that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information
Supervised persons should contact Karl Mills regarding any inquiries pertaining to the Code or the policies established herein.

Records

Karl Mills shall maintain and cause to be maintained in a readily accessible place the following records:
•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
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l A record of any violation of Jurika, Mills & Keifer LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Jurika, Mills & Keifer LLC;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;
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A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to Karl Mills or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Karl Mills shall promptly report to senior management all apparent material violations of the Code. When Karl Mills finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.